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                                                                  Exhibit 99.2

       OPEN MARKET ANNOUNCES SALE OF FOLIO(R) TECHNOLOGY TO NEXTPAGE, INC.

BURLINGTON, Mass., March 26, 2001 -- Open Market, Inc. (NASDAQ: OMKT), a leading provider of content-driven e-business solutions worldwide, has announced that NextPage, the industry leader in peer-to-peer content networking, has exercised its option to purchase the Folio technology, which it had been licensing from Open Market. NextPage will pay Open Market $6.6 million in cash in the first quarter 2001, to complete the sale.

"We are pleased to consummate this transaction with NextPage," said Harland K. LaVigne, president and CEO of Open Market. "This is one part of our previously announced strategy to focus Open Market on the continuing development of world-class solutions for the content management and delivery space and divest non-core assets, such as the Folio technology."

Open Market began licensing the Folio technology to NextPage in June of 1999. The technology delivers advanced search and navigation of large data files as part of the Search Services component of NextPage's core NXT(TM) 3 e-Content Platform. The purchase completes NextPage's three-year product license agreement.

"This final payment allows NextPage to complete its agreement with Open Market before the end of the three-year license agreement," said Bill Wesemann, chief executive officer of NextPage. "This advanced search capability allows NextPage to give its customers access to large volumes of business-critical content regardless of where that content may physically reside."

About NextPage

As the leader in Peer-to-Peer Content Networking, NextPage eliminates intranet and extranet barriers by letting users manage, access, and exchange distributed content from partners, suppliers, customers and employees-in real time. With NextPage(TM) technology, users connect disparate content servers together to form a Peer-to-Peer Content Network. Then users can search and navigate gigabytes of data, categorize all types of content, gain secure access to information, and personalize their experience. Companies, such as Ernst & Young, Baker & McKenzie, Deloitte & Touche, Citibank, KPMG, and Travelers Property Casualty rely on NextPage technology to power Peer-to-Peer Content Networks. Visit www.nextpage.com, or call 800-NEXTPAGE or 801-768-7500 for more information. NextPage and NXT are trademarks of NextPage, Inc. Folio is a registered trademark of NextPage. All other names are used for identification purposes only and may be trademarks of their respective owners.

About Open Market

Open Market, Inc. makes content-driven e-business solutions that enable enterprises to better manage interactions with their site visitors, customers, and channels. Leveraging the new Java(TM) 2 Platform Enterprise Edition (J2EE(TM)) standard, the Company's software products are built with Java, JSP and XML and are layered on top of popular application servers like the BEA WebLogic Server, the IBM WebSphere Application Server and the iPlanet Application Server. Open Market's roster of global customers includes publishers and media companies like The McGraw-Hill


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Companies, FT.com (The Financial Times Group) and The New York Times Company;
financial services companies like Chase Manhattan Bank, GE Capital and The Hartford Financial Services Group; and manufacturers like 3Com, BASF and Milacron. The company, headquartered in Burlington, Massachusetts, has customers in 39 countries. Open Market's international head office is in the U.K. with additional offices in Australia, Canada, France, Germany, Italy, Japan, The Netherlands and Singapore. Open Market can be reached by calling 1-888-OPEN-MKT (toll-free) or 1-781-359-3000 in the U.S. or +44-1753-838-000 in the U.K. or by
visiting http://www.openmarket.com.

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The following constitutes a "Safe Harbor" statement under the Private Securities
Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Certain Factors That May Affect Future Results" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. These include risks and uncertainties relating to: the Company's history of operating losses, continued development and growth of the Internet, the Company's ability to execute on its revised strategic plan, market acceptance of the Company's new product releases, difficulty in predicting quarterly results, lengthy sales cycles for its products, development and maintenance of relationships with systems integrators, possible changes in government regulations, security issues, competitive pressures, attracting and retaining key employees, management of planned growth, risks associated with international operations, our ability to effectively restructure our operations, product development and rapid technological change, dependence on intellectual property rights, litigation and the costs thereof, counterclaims that may be filed against the Company in response to the Company's patent infringement lawsuit, and the Company's ability to integrate FutureTense. Open Market, Catalog Centre, Content Centre, Content Server, Integration Centre, Marketing Studio, Personalization Centre, Satellite Server, ShopSite, Transact, and FutureTense are trademarks or registered trademarks of Open Market, Inc. in the United States and other countries. All other names are used for identification purposes only and may be trademarks of their respective owners. Sun, Sun Microsystems, the Sun Logo, Java and J2EE are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries.